Ed Murray
Wyoming Secretary of State
2020 Carey Avenue, Suite 700
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

Ed Murray, WY Secretary of State
FILED: 02/08/2018 12:25 PM
Original ID: 2018-000788503
Amendment ID: 2018-002241038

Profit Corporation
Articles of Amendment

1. Corporation name:

Global Technologies, Ltd.

2. Article number(s) 1 and 4 is amended as follows:

Please see that attached Articles of Amendment to Restated Certificate of Incorporation of Global Technologies, Ltd. dated February 5, 2018.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

Please see that attached Articles of Amendment to Restated Certificate of Incorporation of Global Technologies, Ltd. dated February 5, 2018.

4. The amendment was adopted on 02/05/2018
(Date – mm/dd/yyyy)

Received FEB 6 2018 Secretary of State Wyoming

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature]

(May be executed by Chairman of Board, President or another of its officers.)

Date: 02/05/2018
(mm/dd/yyyy)

Print Name: Jimmy Wayne Anderson

Title: President, Director

Contact Person: Jimmy Wayne Anderson

Daytime Phone Number: (727) 482-1505

Email: info@globaltechnologiesltd.info

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- ☑ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☑ Please submit one **originally signed** document.
- ☑ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☑ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

ARTICLES OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
GLOBAL TECHNOLOGIES, LTD.
AS AMENDED

1. ARTICLE ONE

The name of the Corporation is DAPP TECHNOLOGY, INC.

2. ARTICLE FOUR

Article Four is hereby amended to create a new subparagraph 4.1(d) and to amend the Authorized shares in section 4.1 and shall read as follows.

4.1 Authorized Shares. The total number of shares of all classes of stocks which the Corporation shall have the authority to issue is Five Hundred Two Million (502,000,000), consisting of three classes of capital stock.

(a) Five Hundred Million (500,000,000) shares of Class A Common Stock, par value $.0001 per share (the "Class A Shares"); and

(b) One Million (1,000,000) shares of Class B Common Stock, par value $.01 per share (the "Class B shares"); and

(c) One Million (1,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred shares").

(d) Reverse Stock Split of Class A Common Stock- Upon the filing and effectiveness (the "Effective Time") pursuant to the Wyoming Business Corporation Act, as amended, of Global Technologies, Ltd. (the "Company"), each two thousand (2000) shares of the Company's Class A Common Stock, par value $.0001 per share ("Common Stock"), issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Company or the holder thereof (the "Reverse Stock Split"). The Company is authorized to make a cash payment in lieu of any fractional share interest resulting from the Reverse Stock Split; provided that the Company is also authorized (i) to issue fractional shares to some or all registered holders who would otherwise be eliminated as a result of the Reverse Stock Split, or (ii) to round up fractional shares to the nearest whole share of Common Stock for some or all of such registered holders, if the Board of Directors of the Company determines that doing so would best in the best interest of the Company. Certificates that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been combined, subject to the treatment of fractional shares as described above. The authorized number of Common Stock shares shall be reduced from 14,991,000,000 to 500,000,000 and is reflected within this Articles of Amendment in Section 4.1(a). Neither, the Reverse Stock Split nor this Articles of Amendment will effect the Common Stock par value of $.0001 per share. The

Company's Class B and Preferred shares shall not be reduced by the Reverse Stock Split. The authorized number of Class B shares shall be reduced to 1,000,000 from 4,000,000 and is reflected within this Articles of Amendment in Section 4.1(b). Neither, the Reverse Stock Split nor this Articles of Amendment will effect the Class B share par value of $.01 per share. The authorized number of Preferred shares shall be reduced to 1,000,000 from 5,000,000 and is reflected within this Articles of Amendment in Section 4.1(c). Neither, the Reverse Stock Split nor this Articles of Amendment will effect the Preferred share par value of $.01 per share.

No other sections of **ARTICLE FOUR** shall be amended with the filing of this Articles of Amendment.

3. The amendment was adopted on:

February 5, 2018 and was duly approved by shareholders holding a majority of the voting rights of the Company.

4. Approval of the Amendment:

Shares were issued and the Board of Directors has adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Executed in duplicate original this 5th day of February 2018.

Global Technologies, Ltd.

By: ____________________
Jimmy Wayne Anderson
President and Director

STATE OF WYOMING
Office of the Secretary of State

I, ED MURRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: **DAPP TECHNOLOGY, INC.**
Old Name: **Global Technologies, Ltd.**

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **8th** day of **February, 2018**

Secretary of State

By: Nicole Martinez

Filed Date: 02/08/2018

RECEIPT

Wyoming
Secretary of State
2020 Carey Avenue
Cheyenne, WY 82002-0020

US NATURAL GAS
33 6TH ST S STE 600
ST PETERSBURG, FL 33701

RECEIPT INFORMATION

Receipt #: **001356416**
Receipt Date: **02/08/2018**
Processed By: **Nicole Martinez**

DO NOT PAY!
This is not a bill.

Description of Charges	Reference	Quantity	Unit Price	Total
Name Change with Other Changes - Profit Corporation - Domestic	2018-002241038	1	$50.00	$50.00

TOTAL CHARGES PAID **$50.00**

Description of Payment	Reference	Amount
Payment-Check / Money Order	3379	$50.00

TOTAL PAYMENT **$50.00**

In Reference To:
DAPP TECHNOLOGY, INC. (2018-000788503); Amendment ID: 2018-002241038

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